BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

January 20, 2023

BNY Mellon Investment Funds I

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation – BNY Mellon International Equity Fund

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon International Equity Fund (the "Fund"), a series of BNY Mellon Investment Funds I (the "Trust"), as follows:

Until February 1, 2024, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund's share classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .82%. On or after February 1, 2024, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Trustees of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior February 1, 2024, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust on behalf of the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/Amanda Quinn

         Amanda Quinn

         Counsel

Accepted and Agreed To:

BNY Mellon Investment Funds I

By: /s/James Windels

        James Windels

       Treasurer